Exhibit 10.2

AMENDMENT NO. 1 TO INVESTOR RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”), effective as of November 8, 2022, is made to that certain Investor Rights Agreement, dated as of February 22, 2021 (the “Agreement”), by and among (i) Churchill Capital Corp IV, a Delaware corporation (“PubCo”); (ii) Ayar Third Investment Company, a single shareholder limited liability company organized under the laws of the Kingdom of Saudi Arabia (“Ayar”); (iii) each of the Persons identified on the signature pages to the Agreement or on the signature pages to a joinder to the Agreement; and (iv) Churchill Sponsor IV LLC, a Delaware limited liability company. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Agreement.

WHEREAS, in connection with the Business Combination, PubCo changed its name to “Lucid Group, Inc.”

WHEREAS, as of the date hereof, PubCo entered into that certain Subscription Agreement (the “Subscription Agreement”) with Ayar, and it is a condition to the issuance and sale of the shares of Common Stock by PubCo to Ayar pursuant to the Subscription Agreement (such shares, the “Placement Shares”) that the Agreement be amended as set forth in this Amendment;

WHEREAS, pursuant to Section 5.4(b) of the Agreement, the Agreement may be amended in whole or in part at any time with the express written consent of PubCo and the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders at such time.

WHEREAS, Ayar holds more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders as of the date hereof.

WHEREAS, Ayar and PubCo amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all of the parties hereto mutually agree, with effect as of the date hereof, to amend the Agreement as follows:

1.	The definition of “Registrable Securities” in Section 1.1 of the Agreement is amended to read:

“Registrable Securities” means (a) any shares of Common Stock, (b) any Warrants or any shares of Common Stock issued or issuable upon the exercise thereof, (c) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case Beneficially Owned by a Holder as of immediately following the Closing, and (d) with respect to Ayar only, the Placement Shares; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction or (D)(i) the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Common Stock that are outstanding at such time and (ii) such shares of Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such shares of Common Stock) is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo except with respect to any control determined to be established under this Investor Rights Agreement), as reasonably determined by PubCo, upon the advice of counsel to PubCo. It is understood and agreed that, for purposes of this Investor Rights Agreement, where reference is made to Registrable Securities being listed with any securities exchange or automated quotation system, such reference shall not include the Warrants (although it shall include the shares of Common Stock issued or issuable upon the exercise thereof).

2.	The following sentence is added to the end of section 2.3, which reads:

For the avoidance of doubt and notwithstanding anything to the contrary in this Investor Rights Agreement, any Confidential Information shared between PubCo and Ayar is subject to any and all non-disclosure and confidentiality agreements executed between such Parties, including the Investor Non-Disclosure Agreement, dated as of September 9, 2021, by and between PubCo and Ayar, as it may be amended and/or restated from time to time.

3.	A new Section 2.04 is added at the end of Article II:

Section 2.04. Participation in Future Equity Financings.

(a) Subject to the terms and conditions of this Section 2.04, applicable Laws and stock exchange listing requirements, if PubCo commences an offering of Equity Securities or equity-linked securities that is a bona fide equity financing (an “Equity Financing”), PubCo agrees to use its best efforts, subject to the limitations set forth in this Section 2.04, to provide Ayar with an opportunity to participate as a purchaser in such offering or in a private placement substantially concurrent with such offering, on terms no less favorable to PubCo or Ayar than the terms applicable to other purchasers in such offering (as such terms may be approved by the Audit Committee of the Board (the “Audit Committee”) in its sole discretion), and in an amount that allows Ayar to maintain up to its pro rata ownership of Common Stock as of immediately prior to the commencement of the Equity Financing after giving effect to such Equity Financing. PubCo may require Ayar to enter into a customary lock-up or market standoff agreement in connection with Ayar’s participation in such Equity Financing on substantially the same terms as applied to the executive officers and directors of the Company.

(b) It is understood and agreed that PubCo’s obligations to use its best efforts under Section 2.04(a) are limited to the obligations expressly set forth in this Section 2.04(b). PubCo shall give e-mail notice to Ayar (the “Equity Financing Notice”) no later than the earlier of (x) five (5) calendar days prior to the expected commencement date of such Equity Financing and (y) the date that notice is provided to any other potential investor in such Equity Financing, stating (i) its intention to commence an Equity Financing, which may be subject to conditions, (ii) the earliest contemplated commencement date of the Equity Financing, and (iii) a good faith estimate of the range of the expected terms of such financing as of the date of such Equity Financing Notice, which may be subject to change at any time without additional notice to Ayar except as expressly provided in this Section 2.04. When PubCo reasonably believes that the five (5) calendar days’ notice requirement cannot be complied with, PubCo shall be entitled to request that Ayar waive such requirement and if Ayar has not responded to such request within twenty-four (24) hours, it shall automatically be deemed to have waived the notice requirement. The Equity Financing Notice may require Ayar to provide PubCo with a final and irrevocable indication of interest no later than 24 hours prior to the beginning of marketing of any such Equity Financing. Any such required indication of interest may be conditioned on the closing of the Equity Financing, but may not be conditioned on any other final pricing terms. If such indication of interest is required and Ayar does not provide such indication of interest prior to the deadline specified in the Equity Financing Notice, which shall be no earlier than twenty-four (24) hours prior to the beginning of marketing of such Equity Financing, then Ayar shall be deemed to waive any right to participate as a purchaser in such Equity Financing or in a private placement substantially concurrent with such Equity Financing. If PubCo commences such Equity Offering, and Ayar has not waived its right to participate, then prior to the pricing of such Equity Financing, PubCo will notify Ayar by e-mail of the final terms of such Equity Financing, the final terms that the Audit Committee has authorized PubCo to offer to Ayar, and provide Ayar with final forms of any applicable purchase agreement, such notification to occur as soon as reasonably practicable following the determination of the Audit Committee described above. If Ayar wishes to participate as a purchaser in connection with such Equity Financing, PubCo will deliver the proposed form of applicable purchase agreement to Ayar as soon as reasonably practicable and Ayar acknowledges and agrees that it must execute and deliver any applicable purchase agreement no later than the time of pricing of such Equity Financing. Notices provided pursuant to this Section 2.04 shall be deemed received when sent. Nothing in this Section 2.04 shall require PubCo to delay the pricing of any proposed Equity Financing or modify the terms of any Equity Financing.

(c) This Section 2.04 shall not be construed to create any obligation on the part of PubCo to issue and sell any securities to Ayar in connection with an Equity Financing. Any such obligation shall be governed by a separate agreement that may be entered into between Ayar and PubCo. After the pricing of any Equity Financing, PubCo’s obligations in this Section 2.04 with respect to such Equity Financing shall terminate, and it is expressly acknowledged and agreed that after such time, PubCo shall have no obligation to enter into any agreement with Ayar to issue or sell securities to Ayar in connection with such Equity Financing.

(d) This Section 2.04 shall not apply to, and any Equity Financing shall not include, any of the following: (1) the issuance by PubCo of shares of Common Stock upon the exercise, conversion, or settlement of any other security of PubCo that otherwise does not constitute an Equity Financing, including stock options, warrants (including PubCo’s private placement warrants), restricted stock units or PubCo’s 1.25% Convertible Senior Notes due 2026, (2) the issuance of compensatory equity awards to employees, officers, directors, advisors or consultants of PubCo, (3) any bond hedge and warrant transaction, capped call, equity forward, or other similar derivative instrument entered into in connection with an equity or equity-linked financing, (4) the sale or issuance of or entry into an agreement to sell or issue Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock in connection with one or more mergers, acquisitions of securities, businesses, property or other assets, products or technologies, joint ventures, commercial relationships or other strategic corporate transactions or alliances not principally for the purpose of raising capital for the Company, (5) any offering governed by Article 2 of the Subscription Agreement, or (6) any offering governed by Section 5.07 of the Subscription Agreement.

(e) This Section 2.04 shall automatically terminate after such time as Ayar ceases to own at least 40% of the outstanding Common Stock.

4.	A new section 3.15 is added at the end of Article III, which reads:

Section 3.15. Shelf Registration of Placement Shares.

(a) Section 3.1 Not Applicable. Section 3.1(a) of the Investor Rights Agreement shall not apply to the Placement Shares. Prior to the Shelf Registration Deadline (as defined below), Sections 3.1(b) through 3.1(d) and 3.2 through 3.14 of the Investor Rights Agreement shall not apply to the Placement Shares.

(b) Filing. PubCo shall use its commercially reasonable efforts to file and cause to become effective under the Securities Act within six (6) months from the end of the Term (or, if a New Subscription Agreement is entered into, within six (6) months from the end of the term under such New Subscription Agreement, collectively the “Shelf Registration Deadline”) a Shelf Registration Statement, or, if permitted, an amendment or a prospectus supplement to a Shelf Registration Statement then already filed, covering the resale on a delayed or continuous basis of all Placement Shares then issued to and Beneficially Owned by Ayar but not yet covered by a Shelf Registration Statement. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. PubCo shall also use its commercially reasonable efforts to file any replacement or additional Shelf Registration Statement and use commercially reasonable efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 3.15.

Sections 5.1, 5.3, 5.4, 5.5, 5.6, 5.7, 5.13 and 5.14 of the Agreement are hereby incorporated into this Amendment, mutatis mutandis. Except as modified and amended herein, all other terms and provisions of the Agreement will not be amended and will remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

LUCID GROUP, INC.

By:	/s/ Sherry House
	Name:	Sherry House
	Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

AYAR THIRD INVESTMENT COMPANY

By:	/s/ Yasir O. AlRumayyan
	Name:	Yasir O. AlRumayyan
	Title:	Manager